Exhibit 3.1.1

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

GENERAL COMMUNICATION, INC.

The following are the Articles of Amendment ("Amendments") to the Restated Articles of Incorporation ("Articles") of General Communication, Inc. and are executed by that corporation through its president and its secretary, and verified by its secretary.

ARTICLE I

NAME OF CORPORATION

The name of the corporation subject to this Amendment is General Communication, Inc. ("Corporation").

ARTICLE II

AMENDMENTS

Article IV is amended by adding a new Section (j) as follows:

(j)        Notwithstanding other provisions of these Articles which might be construed to the contrary, the Corporation may, in the sole discretion of its Board of Directors, issue, reissue, or terminate issuance of its stock in certificated or uncertificated form in accordance with provisions of its Bylaws. Those Bylaw provisions shall include, but not be limited to, appropriate procedures under which a shareholder may deliver uncertificated shares of Class B common stock, if any, to the Corporation for conversion to, and delivery to that shareholder of, Class A common stock under (g) of this Article IV.

ARTICLE III

DATE OF APPROVAL OF AMENDMENTS

ARTICLES OF AMENDMENT	Page 1

The dates of approval of the Amendments by the Board of Directors and the outstanding shares of the Corporation were February 19, 2007 and June 25, 2007, respectively.

ARTICLE IV

SHARES OUTSTANDING AND ENTITLED TO VOTE

The numbers of shares outstanding and the number entitled to vote on the Amendments (the outstanding shares entitled to vote are divided into Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share), both under Article IV, Section (b) of the Articles) were as follows:

Shares Outstanding:	Class A Common Stock	50,368,902
Class B Common Stock	3,258,140

TOTAL:	53,627,042

Shares Entitled to Vote:	Class A Common Stock	50,082,181
Class B Common Stock	3,256,149

TOTAL:	53,338,330

ARTICLE V

SHARES VOTED FOR AND AGAINST THE AMENDMENTS

(a)  The numbers of shares voted for and against the Amendments were as follows:

Number of Shares Voted
For the Amendments:	Class A Common Stock	43,020,950
Class B Common Stock	3,242,314

TOTAL:	46,263,264

Number of Shares Voted
Against the Amendments:	Class A Common Stock	973,626
Class B Common Stock	4,068

TOTAL:	977,694

ARTICLES OF AMENDMENT	Page 2

(b)  The Amendments were adopted in their entirety by 91.3% (including 85.9% and 99.6% of the votes of Class A Common Stock outstanding and voting power of Class B Common Stock outstanding, respectively) of the outstanding voting power of the shares of the Corporation satisfying the requirements for adoption of the Amendments under AS 10.06.504 and 10.06.506 of the Alaska Corporations Code.

IN WITNESS WHEREOF, the Corporation, through its corporate officers, hereby executes these Articles of Amendment to the Restated Articles of Incorporation of General Communication, Inc. on this 24th day of July, 2007.

GENERAL COMMUNICATION, INC.

By:	/s/ Ronald A. Duncan
Ronald A. Duncan
President

By:	/s/ John M. Lowber
John M. Lowber
Secretary

[ S E A L ]

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